Exhibit 99.2

Letter to Bayer Animal Health Employees:

Dear colleagues,

As you all know, Bayer has announced that we have made an offer to acquire Monsanto, a leading global producer of Seeds & Traits and Crop Protection, based in St. Louis, Missouri. This proposed transaction reinforces our focus on achieving our mission: Science For A Better Life and would create a leading integrated agriculture business with a broad product portfolio to deliver substantial benefits to growers and broader society.

I am fully aware of the level of uncertainty that this announcement may create for you as employees and would like to reiterate that none of our businesses need to be sold to finance the proposed transaction. The strategic reviews and the development of our businesses will continue as usual. Bayer is fully committed to strengthening all of our businesses with significant organic investments in Pharmaceuticals, Consumer Health and Animal Health. This includes investments in our research and development pipeline as well as our sites.

For us in the Animal Health business, this means that nothing changes today and it remains business as usual. We should continue to focus on our customers and on executing our key priorities. Bayer recognizes that Animal Health is an integral part of our Life Science business, so whether you are working in vet channel, pet specialty, livestock or manufacturing, please continue to stay focused on delivering your targets and growing our business.

I understand that there are many questions following this announcement, however, it is critical not to speculate about the ongoing process externally, as no agreement has been reached. To support you, we have created a 24-hour Communications Center - please forward any inquiries to: project-team@bayer.com. Please refer to BayerNET for all information related to the offer. For those of you with inquiring customers or external vendors, please point them towards our Advancing Together website that is continually updated.

While I understand that the information I share with you today, isn’t at the level of detail that I’m sure you were hoping for, I wanted to share what I do know at this point in time and will plan to share any updates with you as quickly and as often as possible.

Thank you,

[Signature]

Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Bayer management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Information

This communication relates to a proposed offer by Bayer Aktiengesellschaft or its subsidiaries (“Bayer”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Monsanto Company, a Delaware corporation (“Monsanto”).  This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Monsanto.  No tender offer for the shares of Monsanto has commenced at this time.  At the time a tender offer for the shares of Monsanto is commenced, Bayer will file tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) with the Securities and Exchange Commission (the “SEC”) with respect to the tender offer.  Any definitive tender offer documents will be mailed to the stockholders of Monsanto.  STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.  Stockholders of Monsanto will be able to obtain free copies of these documents (if and when available) and other documents filed by Bayer with the SEC through the website maintained by the SEC at www.sec.gov.